FINANCIALNEWSUSA.COM, INC. CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") is entered this 15th day of October 2005 by and between, Financialnewsusa.com, Inc. ("Company"), a California Corporation and U.S. Biodefense, Inc. a Utah Corporation ("Consultant"), with reference to the following recitals: The agreement will be for a period of six months.

A.	U.S. Biodefense will develop content for Company for their Biodefense Industry News

B.	New relationships for technology transfer

C.	Commercialization partnerships

D.	Biotech and Biodefense News

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. ENGAGEMENT. Company engages Consultant on a non-exclusive basis, and both hereby accept the engagement. It shall be expressly understood that Consultant shall have no power to bind Company to any contract or obligation or to transact any business without the approval of the board and President.

     2. TERM. The term ("Term") of this Agreement shall commence on the date hereof and continue for six month year. The Agreement may be extended upon agreement by both parties, unless or until the Agreement is terminated. Either party may cancel this Agreement upon five days written notice in the event either party violates any material provision of this Agreement and fails to cure such violation within thirty (30) days of written notification of such violation from the other party. Such cancellation shall not excuse the breach or non-performance by the other party or relieve the breaching party of its obligation incurred prior to the date of cancellation. (see item 10 "Notices").

     3. DUE DILIGENCE. The Company shall supply and deliver to the Consultant all information relating to the Company's business as may be reasonably requested by the Consultant to enable the Consultant to make an assessment of the Company and its business prospects and any other information reasonably necessary to provide the services underlying this agreement.

     4. COMPENSATION AND FEES. As consideration for entering into this Agreement, Client, Manger, and Consultant agree to the following:

(a)	Company shall compensate Consultant a fee of $40,000.00 dollars.

(b)	$20,000.00 upon execution of agreement

(c)	$20,000.00 on January of 2006

     5. EXCLUSIVITY; PERFORMANCE; CONFIDENTIALITY. The services of Company or Consultant hereunder shall not be exclusive, and Consultants and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Company. The Company and Consultant agrees that it will, at all times, faithfully and in a professional manner perform all of the duties that may be reasonably required of the Company and Consultant pursuant to the terms of this Agreement. Company and Consultant shall be required to expend only such time as is necessary to service Company in a commercially reasonable manner. The Consultant does not guarantee that its efforts will have any impact upon the Company's business or that there will be any specific result or improvement from the Consultant efforts. The Company and Consultant acknowledges and agrees that confidential and valuable information proprietary to Company obtained during its engagement by the Consultant, shall not be, directly or indirectly, disclosed without the prior express written consent of the Company, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential. Any invention or intellectual property will be the full ownership of Company unless Company expressly consents in writing.

     7. INDEPENDENT CONTRACTOR. In its performance hereunder, Company and Consultant and their agents shall be an independent contractor. Payments to Consultants hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

     8. ARBITRATION AND FEES. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, may be resolved by mutual agreement; or if not, shall be settled in accordance with the Arbitration rules of the American Arbitration Association in California. Any decision issued therefrom shall be binding upon the parties and shall be enforceable as a judgment in any court of competent jurisdiction. The prevailing party in such arbitration or other proceeding shall be entitled, in addition to such other relief as many be granted, to a reasonable sum as and for attorney's fees in such arbitration or other proceeding which may be determined by the arbitrator or other officer in such proceeding. If collection is required for any payment not made when due, the creditor shall collect statutory interest and the cost of collection, including attorney's fees whether or not court action is required for enforcement.

9. NOTICES. Any notice or other communication required or permitted hereunder must be in writing and sent by either (i) certified mail, postage prepaid, return receipt requested and First Class mail, (ii) overnight delivery with confirmation of delivery, or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid or in each case to such other address and facsimile number as shall have last been furnished by like notice. If mailing is impossible due to an absence of postal service, and other methods of sending notice are not otherwise available, notice shall be hand-delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date sent by facsimile if a copy of such notice is also mailed by first class mail on the date sent by facsimile; if the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice given.

     10. MISCELLANEOUS. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations. There are no third party beneficiaries of this Agreement.

     11. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.

“Company"	U.S. BioDefense, Inc.
Signature:	------------------------------------
David Chin, CEO
October 15, 2005

"Consultant"	Financialnewusa.com, Inc.
Signature:	------------------------------------
David Chin, President
October 15, 2005